Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Distoken Acquisition Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering price Maximum Aggregate Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Units, each consisting of one ordinary share, $0.0001 par value, one right entitling the holder to receive one-tenth (1/10) of one ordinary share, and one redeemable warrant(2)	Rule 457(a)	1,150,000	10.00	11,500,000.00	0.0001102	1,267.30
	Equity	Ordinary shares included as part of the units(3)	Rule 457(g)(4)	1,150,000	-	-	-	-
	Equity	Rights included as part of the units(3)	Rule 457(g)(4)	1,150,000	-	-	-	-
	Equity	Warrants included as part of the units	Rule 457(g)(4)	1,150,000	-	-	-	-
	Equity	Ordinary shares underlying rights included as part of the units	Rule 457(a)	115,000	10.00	1,150,000.00	0.0001102	126.73
	Equity	Ordinary shares underlying warrants included as part of the units	Rule 457(a)	1,150,000	11.50	13,225,000.00	0.0001102	1,457.40
Fees Previously Paid	Equity	Ordinary shares underlying warrants included as part of the units	Rule 457(a)	2,875,000	11.50	33,062,500.00	0.0001102	3,643.49
	Equity	Units, each consisting of one ordinary share, $0.0001 par value, one right entitling the holder to receive one-tenth (1/10) of one ordinary share, and one redeemable warrant(2)	Rule 457(a)	1,150,000	10.00	11,500,000.00	0.0001091	1,254.65
	Equity	Ordinary shares included as part of the units(3)	Rule 457(g)(4)	1,150,000	-	-	-	-
	Equity	Rights included as part of the units(3)	Rule 457(g)(4)	1,150,000	-	-	-	-
	Equity	Redeemable warrants included as part of the units(3)	Rule 457(g)(4)	575,000	-	-	-	-
	Equity	Shares underlying rights included as part of the units	Rule 457(a)	115,000	10.00	1,150,000.00	0.0001091	125.47
	Equity	Shares underlying warrants included as part of the units	Rule 457(a)	2,875,000	11.50	33,062,500.00	0.0001091	3,607.12
	Equity	Representative’s Warrants	Rule 457(a)	172,500	12.00	2,070,000.00	0.0001091	225.84
	Equity	Units, each consisting of one ordinary share, $0.0001 par value, one right entitling the holder to receive one-tenth (1/10) of one ordinary share, and one redeemable warrant(2)	Rule 457(a)	4,600,000	10.00	46,000,000.00	0.0001298	5,970.80
	Equity	Ordinary shares included as part of the units(3)	Rule 457(g)(4)	4,600,000	-	-	-	-
	Equity	Rights included as part of the units(3)	Rule 457(g)(4)	4,600,000	-	-	-	-
	Equity	Redeemable warrants included as part of the units(3)	Rule 457(g)(4)	2,300,000	-	-	-	-
	Equity	Shares underlying rights included as part of the units	Rule 457(a)	460,000	10.00	4,600,000.00	0.0001298	597.08

Carry Forward Securities
					-
Total Offering Amounts						157,320,000.00		$18,275.86
Total Fees Previously Paid								$15,424.44
Total Fee Offsets								$0.00
Net Fee Due								$2,851.43

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

(2)Includes additional units, consisting of ordinary shares, rights and warrants, each warrant exercisable for one ordinary share, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)No fee pursuant to Rule 457(g).